Exhibit 99.2

Occidental Petroleum Corporation

CHRIS STAVROS

Executive Vice President, Chief Financial Officer

– Conference Call –

Second Quarter 2014 Earnings Announcement

July 31, 2014

Houston, Texas

Thanks Chris, and good morning everyone.  Beginning with this quarter, the disclosure and discussion related to our Oil and Gas segment results will be both on a before and after-tax basis, with the Oil and Gas results also segregated between our domestic and international producing operations and exploration program.

We generated core income of $1.4 billion resulting in diluted earnings per share of $1.79 for the second quarter 2014, an improvement over both the year-ago quarter and the first quarter of 2014.

For the fourth consecutive quarter, we continued our strong domestic oil production growth, with increases coming from both our Permian and California assets.  Domestic oil production for the second quarter of 2014 was 278,000 barrels per day, a new quarterly record for Oxy.  Excluding the effect of the Hugoton sale, domestic oil production increased 21,000 barrels per day from the year-ago quarter, with our Permian Resources business growing its oil production by 21 percent.  On a sequential quarter-over-quarter basis, the growth was 8,000 barrels per day or about 3 percent.

Oil & Gas

Oil and gas core after-tax earnings for the second quarter of 2014 were $1.2 billion, essentially flat with both the first quarter of 2014 and second quarter of 2013.  In the second quarter of 2014, after-tax core income for our domestic operations was $679 million.  On a sequential quarter-over-quarter basis, results at our domestic operations were roughly unchanged as improvement from higher oil volumes and realized prices were offset by lower prices for natural gas and NGLs and, higher operating expenses mainly a result of increased down hole maintenance and surface operation costs.  International after-tax core income was $576 million for the second quarter of 2014 and results improved about 4 percent sequentially due to a lifting in Libya, which had none in the first quarter, and increased sales volumes in both Oman and Yemen.  On a year-over-year basis, domestic operations improved by $44 million after-tax and international operations declined by $65 million as our Latin American results were meaningfully impacted by insurgent activity in Colombia.  For the six months year-over-year comparison, domestic operations after-tax income was $1.4 billion an increase of almost 13 percent.  In the same six-month period, international operations core income was $1.1 billion, a decrease of 4 percent.

For the second quarter 2014, total company production volume, excluding the Hugoton production, averaged 736,000 BOE per day, an increase of 9,000 BOE in daily production from the first quarter and down 17,000 BOE from the year ago quarter.

Excluding Hugoton, domestic daily production improved 8,000 BOE from the first quarter of 2014, with half of the increase coming from the

Permian and the remainder from the Williston basin and California.  On a commodity-specific basis, our domestic oil production grew by 8,000 barrels per day, with 3,000 barrels per day each coming from the Permian and Midcontinent and the remainder from California.  Domestic NGL and natural gas production volumes were virtually flat.

International production increased by 1,000 BOE per day on a sequential quarter-over-quarter basis.  MENA production grew by 11,000 BOE per day sequentially, primarily due to the scheduled first quarter plant turnaround in Dolphin, higher production in Oman due to new wells coming online in the northern blocks and in Iraq, which reflected increased cost recovery barrels.  These increases were offset by 10,000 barrels per day of lower production in Colombia due to pipeline disruptions from insurgent activity.

Our second quarter 2014 worldwide realized oil prices of $100.38 per barrel improved slightly compared to the first quarter realizations of $99.00 a barrel.  Our domestic oil price realizations were about 2 percent higher on a sequential basis, despite continued widening differentials in the Permian basin.  Realizations prices for our domestic NGL and natural gas production fell 6 percent and 7 percent sequentially, reflecting declines in benchmark prices.

Price changes at current global prices affect our quarterly earnings before income taxes by $37 million for a $1.00 per barrel change in oil prices and $7 million for a $1.00 per barrel change in NGL prices.  A swing of 50 cents per million BTUs in domestic gas prices affects quarterly pre-tax earnings by about $25 million.  These price change sensitivities include the impact of production sharing contract volume changes on income.

Oil and Gas cash operating costs were $14.68 per barrel in the second quarter of 2014 compared to $14.33 per barrel in the first quarter.  Domestic operating expenses were higher in the second quarter of 2014 compared to the first quarter due to higher down hole maintenance and surface operation costs, mainly in the Permian.  MENA production costs increased in the second quarter due to higher costs related to the Libya lifting, partially offset by lower surface operations and maintenance costs.  Taxes other than on income, which are directly related to product prices, were $2.83 per barrel for the second quarter 2014 and $2.88 for the first six months of the year.  Second quarter exploration expense was $54 million.

Chemical

Chemical second quarter 2014 pre-tax earnings of $133 million were slightly lower than the first quarter results of $136 million and $144 million in the year-ago quarter.  The seasonal uptick in demand in construction and agricultural markets in the second quarter were more than offset by routine planned plant outages and unplanned customer outages.  We expect our third quarter pre-tax earnings to be about $150 million reflecting anticipated increases in sales and production volumes.

Midstream

Midstream pre-tax segment earnings which were $219 million for the second quarter of 2014, compared to $170 million in the first quarter and $48 million in the second quarter of 2013.  The 2014 sequential quarterly improvement in earnings resulted mainly from higher marketing and trading performance, driven by commodity price movements during the quarter and higher income from the Dolphin Pipeline which was negatively impacted by the plant turnarounds in the first quarter of 2014.

Six Months

In the first six months of 2014, we generated $5.7 billion of cash flow from operations before changes in working capital.  Working capital changes decreased our cash flow from operations by $100 million to $5.6 billion.   During the first six months of 2014 cash flow from operations declined by approximately $650 million compared to the same year-ago period.  The first half of 2014 included a tax payment related to the gain on the sale of PAGP units and, the first six months of 2013 included the collection of a tax receivable.  On a normalized basis, cash flow from operations during both periods would have been similar at roughly $5.8 billion.  Capital expenditures for the first six months of 2014 were $4.7 billion, net of partner contributions.  In the second quarter we received proceeds of $1.3 billion from the sale of our Hugoton assets and spent about $240 million toward domestic bolt-on acquisitions.  After paying dividends of $1.1 billion, buying back $1.6 billion of Company stock, and other net flows, our cash balance was $2.4 billion at June 30.  Our debt-to-capitalization ratio was 13 percent at quarter end.  Our 2014 annualized return on equity was 13 percent and return on capital employed was around 11 percent.

The worldwide effective tax rate on our core income was 40 percent for the second quarter of 2014.  We expect our combined worldwide tax rate in the third quarter of 2014 to remain about the same.

Lastly, I will outline our guidance for the third quarter.

Guidance

Domestic - On April 30, we closed the sale of our Hugoton assets.  The Hugoton operations produced 18,000 BOE per day in the first quarter and 6,000 BOE per day in the second quarter. For the third quarter, excluding Hugoton, we expect our domestic oil production to grow between 6,000 and 8,000 barrels per day sequentially or roughly 10 percent on annualized basis.  We would expect this domestic oil production growth rate to accelerate over time.  Domestic NGL production should see a modest increase, although this should be about equally offset by lower natural gas production volumes.  We expect our total domestic production to grow between 5,000 to 7,000 BOE per day.

International - At current prices and assuming normalized operations in Colombia, we expect total international production and sales volumes to increase by about 10,000 BOE per day from second quarter levels.    Excluding the Hugoton, total companywide production in the third quarter is expected to increase by 15,000 to 17,000 BOE per day sequentially, or at an annualized rate of about 8 percent.  We expect third quarter 2014 exploration expense to be about $100 million pre-tax.

I will now turn the call over to Steve Chazen who will provide an update on some of our strategic initiatives.

Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Executive Officer

– Conference Call –

Second Quarter 2014 Earnings

July 31, 2014

Houston, Texas

Thank you, Chris.

We recently announced new executive management teams and responsibilities for both California Resources Corporation, or CRC, and Occidental Petroleum.  Todd Stevens, the President and CEO of CRC, and Bill Albrecht, Executive Chairman, bring proven leadership abilities and have both played an important part in building and managing our California operations.  Mark Smith, the former CFO of Ultra Petroleum, was hired on as the Chief Financial Officer at CRC and brings an extensive background in corporate finance and a deep understanding of operations at an independent oil and gas producer.  With these appointments, most of the key roles of the organization have been staffed and we are confident in their ability to succeed as a stand-alone public company.

In addition to the developments regarding personnel, we continued to make progress on the planned spin-off of CRC.  During the 2nd quarter, we filed the initial Form 10 registration statement and have already responded to the comments received from the SEC.  CRC has initiated steps to secure its debt financing which we expect to be completed in the 3rd quarter.  We

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anticipate $6 billion of proceeds from total funded debt.  The cash proceeds from CRC’s debt financing will be transferred to Occidental as a tax free dividend shortly prior to completion of the spin-off, which we expect to occur in the 4th quarter.  Upon the spin-off of CRC, Occidental will retain ownership of approximately 19.9% of CRC for a period lasting up to 18 months.  During that period of time, Oxy intends to conduct an exchange offer for the remaining CRC shares it retains, further reducing our shares outstanding.

The California business continues to perform well and is executing on its oil and gas production growth strategy.  In the 2nd quarter of 2014, oil production grew 10% compared to the 2nd quarter of 2013, and the business generated approximately $1.2 billion of cash flow from operations during the first six months of 2014.  We expect the CRC management team to present a more detailed review of the business and its growth strategy to investors as it commences its road show in the 4th quarter.

At Occidental Petroleum, each of the seven members of the new executive management team has made significant contributions to the company.  Their individual strengths and combined leadership will shape the future of Occidental as we embark on a new chapter in the company’s history.

Following the execution of the CRC spin-off, Oxy’s philosophy of disciplined capital allocation and living within its cash flow will continue.  Oxy’s core businesses will be focused on delivering moderate volume growth, generating higher earnings and cash flow per share and leading to improved financial returns.  After completion of the strategic initiatives we laid out last fall, our area of focus will consist of a significant and leading position in the Permian Basin.  Our Permian Resources unit will represent

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the key area of oil growth within our domestic business, with annual oil production growth expected to well exceed 20 percent per year over the next several years as we accelerate our horizontal drilling program.  We also expect our margins in the Permian to improve as we focus on additional drilling efficiencies, reducing our well costs and, further enhancing our oil price realizations.  Vicki Hollub will provide a further update on the Permian Resources shortly.

Our Permian Basin operations will be rounded out with other domestic oil and gas operations in South Texas and, our 24.5 percent interest in the Dolphin Project, a smaller and improved business in the rest of MENA, our operations in Colombia, as well as our Midstream operations and the Chemicals business.  Each of these businesses has identified opportunities to drive earnings and cash flow growth and also support our ability to grow our dividends for our shareholders.  Operations without profitable growth will see minimal capital spending.

After several years of significant capital investment, two significant projects are nearing their completion.  As Willie Chiang will describe in more detail shortly, we expect the BridgeTex pipeline to start up later this quarter and provide us with advantaged access to the Gulf Coast for our Permian crude oil production.  We also expect the start up of the Al Hosn Gas Project in the 4th quarter.  Assuming similar product prices, these two key project start-ups combined with growing oil volumes from the Permian Resources development program, should provide us with meaningful earnings and cash flow per share growth into 2015.

Finally, and as part of our strategic initiatives, we will continue to focus on raising cash from our lower growth and lower margin assets.

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•               In the Middle East, we continue to make progress in negotiations with our partners and expect to reduce our exposure to the region.  Our goal here is to improve the businesses ability to grow profitably.  Over time, we expect to achieve a similar balance in our asset mix, with at least 60% of our oil and gas production coming from the United States.

•               We are continuing to explore strategic alternatives for our assets in the Piceance and Williston Basin.

•               We expect to monetize our remaining interest in the General Partner of Plains All American Pipeline which is valued at approximately $4.5 billion, as well as possibly some other midstream assets when market conditions warrant.

Since the end of the 3rd quarter 2013 we have repurchased more than 26 million of the Company’s shares for roughly $2.5 billion, and approximately 20.5 million shares remain available under the current share repurchase authorization.  We expect that we will be able to further reduce our share count by roughly 60 million shares through the cash dividend from the CRC separation and by around 25 million shares from the monetization of our remaining interest in the Plains Pipeline.  Coupled with the 20.5 million shares in our current repurchase program, we should be able to reduce our current share count by more than 100 million shares, or about 13% of our currently outstanding shares.  Most of this share repurchase activity will occur after the spin-off of CRC.  These amounts do not include the ability to repurchase additional shares through proceeds received from the sale of a portion of our interests in the Middle East, share reductions from an exchange of our remaining interest in CRC, or the monetization of other assets.

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We expect Oxy’s remaining businesses to deliver moderate volume growth as a result of our expanded Permian Resources development program and shift toward horizontal drilling, the start-up of the Al Hosn Gas Project and, our participation in several other attractive international growth projects.   These identified and intermediate growth opportunities and projects are capable of more than replacing the production from the spin-off of CRC by the end of 2015.  And, Oxy shareholders will still retain the value created from the spin-off as owners of CRC shares.

We expect to generate higher financial returns going forward as a result of our investments and strategic initiatives.  Our improved capital efficiency and operating cost structure, the start-up of the operations for BridgeTex, the Al Hosn Gas Project, along with the separation of our California business, will provide a natural uplift to our Return on Capital Employed.  Our ROCE was 12.2% in 2013 and we expect it to rise to around 15% as we exit 2015.

Now I’ll turn the call to Vicki Hollub for an update on our activities in Permian Resources.

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Occidental Petroleum Corporation

VICKI HOLLUB

President, Occidental Oil and Gas – Americas

– Conference Call –

Second Quarter 2014 Earnings

July 31, 2014

Houston, Texas

Thank you, Steve.

This morning I’d like to continue the discussion of our Permian Resources business.

In the second quarter, Permian Resources produced an average of 72,000 barrels of oil equivalent per day (BOEPD) which is an increase of over 7 percent from last quarter. This is 28 percent on an annualized basis.  We produced 40,000 barrels of oil per day for the second quarter. This is a 21 percent increase from a year ago and an 8 percent increase from last quarter.  During the second quarter, our capital expenditures were $490 million.  We averaged 24 operated rigs of which 17 were horizontal, and drilled 87 wells, including 42 horizontal wells.  Year to date, we have drilled a total of 67 horizontal wells of which 43 have been completed and put on production.  Thirty eight wells are currently waiting on completion or hook-up. In the third quarter, we plan to drill 54 horizontal wells and place an additional 54 wells on production.

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I’ll first discuss how our Permian Resources teams are well-positioned to deliver long-term growth, and then I’ll review the quarterly operations in more detail. We have been operating in the Permian basin for more than thirty years and have considerable knowledge of the depositional history and geology. With that base knowledge, we have been and are continuing to make significant investment to assess the rock and fluid properties in our unconventional reservoirs across our acreage. This is helping us to develop a deeper understanding of the key geologic parameters that drive productivity such as porosity, saturation, brittleness, total organic content, mineral and geochemical composition, rock and fluid compatibility, fracture distribution and stress regimes. Our Permian Resources and Exploitation teams are applying this appraisal work to construct calibrated petrophysical models to characterize prospective benches and target landing zones within each bench. As a result of our work to date, we have now identified over 7,000 drilling locations across our 2 million net prospective acres. This is an increase of more than 2,500 versus the beginning of this year. We expect to continue to grow the number of locations through our successful exploitation efforts.

We are also conducting an extensive appraisal of high potential benches to optimize our well designs and development plans.  This appraisal work includes collection and analysis of whole cores, cuttings, advanced log suites, microseismic surveys, and 3D seismic surveys. We are leveraging our learnings from our participation in more than 450 outside operated wells along with data from some of the 4,400 outside operated wells in which we have a working interest. Based on our findings, we are testing various field development and well design alternatives including optimization of well spacing, lateral length, and cluster spacing. Additionally, we have also

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increased proppant concentrations and are evaluating various frac fluids. Our results are exceeding expectations indicating that we are quickly moving toward optimal design for the Wolfcamp A/B benches in the Midland Basin and the Delaware Basin.  For example, at South Curtis Ranch in the Midland Basin, we completed and put on production 6 wells which had average initial rates of 850 BOEPD vs. prior initial rates of 750 BOEPD. Our recent South Curtis Ranch 2818H well achieved a peak rate of approximately 1,100 BOEPD on gas lift.  At Barilla Draw in the Delaware Basin, our recent Eagle State 28 5H well achieved peak production of 1,620 BOEPD and a 30 day average production of 1,120 BOEPD, significantly higher than our average 30 day production of 830 BOEPD in the Wolfcamp A/B benches.

With respect to supplies, services and logistics, we have secured key resources to efficiently accelerate full field development and production growth. We have ordered long lead time equipment and secured favorable material and service contracts by leveraging our position across our Permian Resources and EOR businesses.  These contracts ensure the availability of productive resources at a competitive cost in strategic areas such as drilling rigs, stimulation, tubing, casing, cementing, directional drilling and artificial lift.   We have contracts, or options in place, to expand our fit-for-purpose drilling rig fleet to 54 rigs in 2016.  We have expanded our completion capacity to four 24-hour frac crews and plan to further expand the fleet as we accelerate development.

On the efficiency front, we intensified our efforts to improve operational execution and compress cycle time.  In early 2014, we implemented a batch drilling program to accelerate and improve the cycle time on our horizontals. In our batch drilling program we drill the vertical section of the well with a smaller fit-for-purpose drilling rig.  Following the

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vertical section, we use a higher capacity directional drilling rig with specialized services to complete the more complex curve and lateral sections of the well.  This approach has allowed Permian Resources to transition our existing lower cost vertical rigs into our horizontal development programs to improve our overall cost structure.  This method enhances the utilization of specialized services to achieve reliability and improved cost.  We have reduced drilling costs in South Curtis Ranch by 24% since the end of last year.

Now, for a quick update of our water management strategy. The Barilla Draw system has been pressured up and is operational. To date we have completed six fracs including one “zipper” frac using this new system.  We are achieving a cost savings of $2.50 per barrel of water.  In the Midland Basin, we are duplicating this effort by installing a water distribution system at West Merchant with delivery rates up to 90,000 barrels per day.  The system will be fully operational by September and we expect similar cost savings from this investment. These two systems are the first phases of our comprehensive water management strategy which we will discuss in more detail in future calls.

I would like to share a few more details of our activity in each of our geographic areas.

In the Texas Delaware, specifically in the Barilla Draw area in Reeves County, I am pleased to report that in the 2nd Quarter, we drilled 10 horizontal wells and completed 7 wells whose initial production rates for Wolfcamp A and B match the 1,150 boepd achieved in the first quarter.  In the area highlighted on the map, where we hold over 35,000 net surface acres, we will drill an additional 27 horizontal wells in the 2nd half of 2014.  We continue to increase efficiency and expect our average well cost of

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$8.5MM to improve an additional 5% by the end of the year.  We are encouraged by our success in this appraisal program.  As a result, we are transitioning into an accelerated development phase in Barilla Draw.

In the Midland Basin where we hold approximately 90,000 net surface acres, we are continuing our appraisal and development drilling efforts. We drilled 14 horizontal wells in the second quarter and placed 21 horizontal wells on production.  We will drill an additional 55 horizontal wells in the 2nd half of 2014.  Our average drill time for the horizontals is 27 days per well, with total drilling and completion costs averaging $7.0 million per well.  With the knowledge gained, we are transitioning from appraisal to accelerated development in our Merchant field.

As a result of the strong performance this year, we are increasing our 2014 production growth expectation to between 15% to 18% from the previous 13% to 15%.  In addition, we are increasing Permian Resources capital by $200 million to $1.9 billion. The total number of wells drilled will remain roughly the same with a greater percentage of horizontal wells. The resulting production increase from the incremental capital will primarily impact 2015.

In closing, our 2014 program is designed to delineate and appraise our acreage in order to maximize both ultimate recovery and financial returns.  We are on track to exceed expectations in 2014. We have the required resources and infrastructure in place to meet our 2016 production target of more than 120,000 BOPED. In addition, Oxy has several exciting midstream projects related to our Permian infrastructure and take-away capacity that is a unique competitive advantage.  I will now turn the call over to Willie to discuss in more detail.

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Occidental Petroleum Corporation

Willie Chiang

Executive Vice President – Operations

– Conference Call –

Second Quarter 2014 Earnings

July 31, 2014

Houston, Texas

Thank you, Vicki.

Good morning, everyone.  I’d like to give you a very quick overview of our Midstream and Marketing Segment and describe how it literally “connects” our oil and gas production to market, and then spend the majority of my time to share our strategies to support the Permian Basin growth that you just heard about from Vicki.  We strongly believe that having multiple perspectives in house -- those of a large Permian producer, a significant midstream/infrastructure operator, and a crude, NGL and gas marketer -- gives us a very unique competitive advantage that differentiates us from others.  The midstream operations not only enable us to unlock and preserve value for our core business, it also allows us to utilize our assets to move third party volumes to market.  Further, we have the scale to drive key strategies in the Permian Basin.

First, let me provide a quick overview of our Midstream and Marketing Segment.  The role of our midstream group is to maximize

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realized value for Oxy production by (i) ensuring access to markets, (ii) optimizing existing assets, and (iii) building out key assets across the value chain.  This is increasingly important with the US moving to an abundance of resource, and the significant shifting of global supply and demand.

Our Oxy-owned domestic midstream assets are shown on slide 33.  These are supplemented with contracted capacity on third party assets, all of which allow us to market substantially all of Oxy’s domestic oil, NGLs and gas production, comprised of roughly 470,000 barrels of oil equivalent per day (“BOEPD”), 278,000 barrels per day (“BPD”) of crude, 72,000 BPD of NGLs, and over 700 million cubic feet per day (“MMcf/d”) of gas.  We also market third party crude and NGL volumes, focusing on parties whose supply is located near our transportation and storage assets.  These third party volumes are significant and add in excess of 200,000 BPD for third-party crude and NGL volumes.  This aggregation of volumes both serves a need for producers and end users and allows us to better utilize and optimize our assets.

We also have gas processing plants and CO2 fields and facilities.  We process equity and third-party domestic wet gas to extract NGLs and other gas byproducts, including CO2, and deliver dry gas to pipelines. We produce approximately half of our CO2 requirements.

Currently, we operate ~1,800 megawatts of power generation.  The majority of these power plants are located next to our OxyChem and Oil and Gas facilities in order to share infrastructure, act as a steam host, and to consume power, with the remaining power sold to the power grid.

Let me go back to our key Permian Basin assets where our midstream operations are focused on providing access to multiple markets for Permian Basin production.  Our equity production is roughly 150,000 BPD and is

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expected to grow significantly. Additionally, we purchase and market over 200,000 BPD of third party crude production.

Turning to slide 34, Centurion is a large gathering and mainline system in the Permian that we continue to optimize and significantly expand.  Our Centurion system has ~2,900 miles of pipeline, over 100 truck stations, ~6 MM barrels of storage, and has access to most third party transportation assets that enable us to deliver crude to all Permian refineries, as well as to the origin point of key pipelines taking production out of the Permian Basin.  We are focusing on two new, key takeaway points, Colorado City which is the origin of our BridgeTex pipeline, which we are jointly developing with Magellan, and Midland–South which is the origin to key third party pipelines, Longhorn and Cactus.  When at full capacity, BridgeTex and Cactus will have added an additional 500,000 BPD of takeaway capacity from the Permian Basin.

These new pipelines give us access to the Houston and Corpus Christi refining centers and to our own Ingleside Terminal in Corpus Christi, while supplementing our existing access to Cushing.  We are also working on options to handle the growing light crude production in the Delaware Basin and Southeastern New Mexico in order to preserve the Permian crude qualities in the Midland Basin.

Currently, Occidental and Magellan are in the final phases of construction of the BridgeTex pipeline, which is expected to start-up late third quarter.  The 450-mile long pipeline will be capable of transporting approximately 300,000 barrels per day of crude between the Permian region and Gulf Coast refinery markets.  Oxy has significant committed takeaway capacity on BridgeTex, as well as other third party pipelines exiting from the basin.  When all planned pipelines are in operation by mid-2015, our

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midstream unit will have access to long-term, cost advantaged takeaway capacity.

As a major producer in the Permian Basin, we have been a driving force behind the construction of new infrastructure adding transportation capacity from the basin in order to benefit Permian Basin production and avoid production constraints.

I want to highlight how important adequate takeaway capacity is to market value.  On slide 35, I have shown Midland WTI pricing compared to Cushing WTI and US Gulf Coast LLS markers for the period of 2009 through today.  You can see how the differentials were at transportation parity in a market with adequate takeaway capacity.  Note the differentials widening significantly as the supply and demand balance tighten in a takeaway constrained market.  We have seen Midland/LLS differentials as wide as $30/bbl in January 2012 and January 2013 during winter refinery maintenance periods.  This year, we have seen wide differentials throughout the entire year as increases in production have further tightened the supply and demand balance.  The Midland/LLS discount this year has averaged $10.30/bbl versus $5.84/bbl during the second half of 2013.

With the upcoming completion of BridgeTex and the start-up of the Cactus pipeline by mid-year 2015, we expect differentials to return to levels that reflect the incremental cost of transportation between the Permian and Cushing or the Gulf Coast.

As you heard in Vicki’s comments, Oxy production growth will be significant in West Texas and Southeast New Mexico.  With our long-term capacity on multiple pipelines, we will have security of placement with takeaway capacity of roughly 3 times our current equity production from the

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Permian Basin, as well as access to key markets and options to protect our Permian crude premiums.

Let me give you an update on our Ingleside Energy Center in Corpus Christi seen on slide 36.  This is the former Naval Station that we purchased in late 2012 which is located outside of the congested ship channel near the mouth of Corpus Christi Bay.  We are developing a terminal facility that will be able to handle up to 100,000 BPD of propane and 200,000 to 300,000 BPD of condensate and crude.  The site will contain 2-4 MM barrels of storage and also provides flexibility to accommodate future processing facilities onsite or at our nearby OxyChem complex.  We have sanctioned both projects and expect the LPG propane terminal to be completed in mid-2015, and the first phase of the crude/condensate terminal to be completed in the first half of 2016.

Our midstream business has demonstrated steady earnings growth over the last few years.  Slide 37 shows the premiums that are added from our Permian crude logistics and marketing business, in dollars per barrel on an equity production adjusted basis, versus a group of select Permian producers based on public information.  You can see we have added an average of approximately $1.50/bbl better than the selected group.

On the same basis, we expect to capture an additional $2+/bbl value once the BridgeTex and Cactus pipelines start up as a result of our long-term advantaged takeaway capacity.  Reinforcing the importance of key infrastructure, if these new pipelines were not sanctioned, the entire basin would suffer significant discounts to market due to infrastructure constraints.  You can see the reasons we have moved forward on these key pipeline initiatives.

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I hope this gives you a better view of our Midstream business and, in particular, its key role in support of our domestic Oil and Gas business’ growth and success.  This is an exciting time for our midstream business as we continue to build a strong platform for future opportunities.

Thanks for your attention.

I will now turn the call back to Chris Degner.

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